Exhibit 107

Calculation of Filing Fee Table

Form S-1/A
(Form Type)

Rare Element Resources Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, without par value	Rule 457(o)	105,000 (2)	$0.12 (3)	$12,600.00	0.0001476	$1.86
Fees Previously Paid	Equity	Common Shares, without par value	Rule 457(o)	298,001,831 (2)	$0.12 (3)	$35,760,219.72	0.0001476	$5,278.21
	Other	Non-transferable subscription rights to purchase common shares	Rule 457(g)	—	$— (4)	$— (2)	0.0001476	$—
		Total Offering Amounts				$35,772,819.72		$5,280.07
		Total Fees Previously Paid						$5,278.21
		Total Fee Offsets						—
		Net Fee Due						$1.86

(1)	This registration statement relates to (a) non-transferable subscription rights to purchase common shares of the registrant, which subscription rights will be issued to holders of common shares and (b) the common shares deliverable upon exercise of the subscription rights pursuant to the rights offering.

(2)	Represents the number of common shares issuable upon exercise of the subscription rights pursuant to the rights offering assuming that the rights offering is fully subscribed.

(3)	Represents the subscription price per share in the rights offering.

(4)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is required because the subscription rights are being registered in the same registration statement as the common shares underlying the subscription rights.